Exhibit 1.02

OSI Systems, Inc.

Conflict Minerals Report

For The Year Ended December 31, 2013

This Conflict Minerals Report (“Report”) of OSI Systems, Inc. (“Company”, “we,” “us,” or “our”) for the year ended December 31, 2013 is provided in accordance with Rule 13p-1 (the “Rule”) under the Securities Exchange Act of 1934.  The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products.  For purposes of the Rule, the term “conflict minerals” is defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold.  These requirements apply to registrants whatever the geographic origin of the conflict minerals and whether or not they fund armed conflict.

Information included in this report covers the Company and all of its consolidated subsidiaries. A copy of this report is publicly available at www.osi-systems.com/about/conflict-minerals-report, and our conflicts mineral policy is available at www.osi-systems.com/about/conflict-minerals-policy.

This Report has not been subject to an independent private sector audit as allowed under the Rule.

1. Overview

The Company is a vertically integrated provider of specialized electronic systems and components that meet the critical needs in the homeland security, healthcare, defense, and aerospace industries.  The Company has three operating divisions: (a) Security, providing security and inspection systems, turnkey security screening solutions and related services; (b) Healthcare, providing patient monitoring, diagnostic cardiology and anesthesia systems; and (c) Optoelectronics and Manufacturing, providing specialized electronic components and electronic manufacturing services for the Security and Healthcare divisions, as well as to external original equipment manufacturer clients for applications in the defense, aerospace, medical and industrial markets, among others.

Based on a review of our principal products, primarily evaluating our products and their components against typical industry uses for conflict minerals, we determined that tin, tantalum, tungsten, and gold (collectively, “3TG”) are necessary to the functionality of each of our product lines.  Most of our physical products (excluding software) are assembled using electronic components, metal and plastics parts.  Electronic components used in our products typically contain both custom made components, including printed circuit boards, sensors, and other passive electronic components, and components designed and manufactured by other companies.  Most of these electronic components contain conflict minerals.

Consequently, we established a system for surveying our supply chain and complying with the requirements of Rule 13p-1 that was in material conformity with the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition, and the related Supplements on Tin, Tantalum and Tungsten, and on Gold (collectively, the “OECD Guidance”).

2. Reasonable Country of Origin Inquiry; Due Diligence

Our due diligence process was designed in material conformity with the OECD Guidance and documented in an internal compliance plan.  That plan includes the Company’s policy regarding conflict minerals and our expectations regarding our suppliers to support our compliance efforts.  We have implemented those OECD due diligence guidelines that are relevant to our business and supply chain, consistent with the intent of the OECD Guidance.

Our supply chain is complex. There are multiple tiers between our Company and the mines.  Also, at times our operating divisions operate independently, and their respective manufacturing locations may have separate supply chains, although they may purchase components and raw materials from some of the same vendors.  Accordingly, we rely on our direct suppliers to provide information on the origin of the conflict minerals contained in components which are included in our products.

Some of our direct suppliers are currently unable to confirm the origin information of conflict minerals contained in components which they supply to us. Some of these suppliers need to survey their suppliers which in turn are expected to continue the cascade of reasonable country of origin inquiries and due diligence requirements until all conflict minerals content and smelter or refiner information can be identified. Not all of these surveys have been initiated or are complete.

Our internal compliance plan includes the following key due diligence efforts undertaken to date by the Company:

•                  Because the Company does not directly procure conflict minerals from smelters and refiners, we focused our efforts on establishing controls for engaging with our first-tier suppliers to gather information about the smelters and refiners in their own supply chain in order to meet our reporting requirements.

•                  We sent correspondence to our direct suppliers, explaining the Rule, confirming our commitment to comply with the Rule and communicating our expectations regarding how they can assist us in complying with the Rule.

•                  We designed a customized, web-based survey tool based on the Electronic Industry Citizenship Coalition and the Global e-Sustainability Initiative (“EICC/GeSI”) Conflict Minerals Reporting Template and conducted a global supply-chain survey with our direct suppliers.

•                  We reviewed responses that we received from our direct suppliers and we followed up on inconsistent, incomplete, or insufficient responses.   We sent reminders to suppliers who did not respond to our requests for information.

•                  We added conflict minerals reporting to our standard terms and conditions for our direct suppliers.

•                  We adopted the following Conflict Minerals Policy Statement which is publicly available at www.osi-systems.com/about/conflict-minerals-policy:

“We are committed to complying with Section 1502 of the United States Wall Street Reform and Consumer Protection Act, also known as the U.S. Dodd-Frank Act. Minerals such as gold, tin, tantalum, and tungsten (“Conflict Minerals”), have been associated with financing regional violence and an ongoing civil war in the Democratic Republic of Congo (DRC) and its adjacent countries. As a global manufacturer and distributor of specialized electronic systems and components for critical applications, we promote the traceability of Conflict Minerals and the transparency of the supply chain. We firmly believe that our customers should be fully informed about the products they purchase. We cannot certify as to the country of origin of the minerals contained in the products manufactured by our suppliers, however we are committed to working with our customers to supply products that meet our customer’s specifications. Important information on the use of Conflict Minerals in the technology supply chain is being compiled by the Electronics Components Industry Association and the Electronics Industry Citizenship Coalition. This information may be viewed at www.eciaonline.org. With respect to those limited aspects of our business that manufacture or contract to manufacture products that contain Conflict Minerals that are necessary to the functionality or production of the product, we are committed to sourcing materials and supplies from companies that share our values with regard to ethics and integrity, respect for human rights, and environmental responsibility. We will implement supply chain initiatives and overall corporate social responsibility and sustainability efforts that will work towards a conflict free supply chain. We are encouraging all of our suppliers to likewise support these efforts and make information on the origin of their product components easily accessible.”

Despite having conducted a good faith reasonable country of origin inquiry and due diligence process, we do not currently have sufficient information from our suppliers or other sources to determine the country of origin of the conflict minerals used in our products or identify the facilities used to process those conflict minerals. Therefore, we cannot exclude the possibility that some of these conflict minerals may have originated in the Democratic Republic of the Congo or an adjoining country and are not from recycled or scrap sources.

We have concluded that our supply chain remains “DRC conflict undeterminable”.  We reached this conclusion because we have been unable to determine the origin of all of the 3TG used in our products.

3. Future Steps; Risk Mitigation

We intend to take the following steps to improve the number and quality of supplier responses in the near future and mitigate some future risk:

•                  We will continue to work with our direct suppliers who provided inconsistent, incomplete, or insufficient responses in an effort to obtain complete and accurate information in 2014.

•                  We will continue to follow our due diligence process to review and validate supplier responses.

•                  We will continue to provide information and training on the Rule and our Conflict Minerals and Compliance Program to our direct suppliers.

•                  We will continue to improve and integrate conflict minerals reporting and responsible sourcing requirements into our standard terms and conditions for our direct suppliers.

Caution Concerning Forward-Looking Statements

Certain statements in this Report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “intend,” “plan,” “project,” “believe” and “estimate,” “target,” “anticipate” and similar expressions are used to identify these forward-looking statements.  Examples of forward-looking statements include statements relating to our future plans, and any other statement that does not directly relate to any historical or current fact.  Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate.  These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict.  Actual outcomes and results may differ materially from these forward-looking statements.  As a result, these statements speak only as of the date they are made and we undertake no obligation to update or revise any forward-looking statement, except as required by federal securities laws.